Exhibit 10.9

FIRST AMENDMENT TO STANDARD AIR INDUSTRIAL COMMERCIAL SINGLE-TENANT

LEASE - GROSS

THIS FIRST AMENDMENT TO STANDARD AIR INDUSTRIAL COMMERCIAL SINGLE-TENANT LEASE - GROSS (“Amendment”) is dated for reference purposes only, this 4th day of August 2004, by and between WHITE OAK, LLC, a California limited liability company (herein called “Lessor”) and BASIN WATER, INC., a California corporation (herein called “Lessee”).

RECITALS

WHEREAS, pursuant to that certain Standard AIR Industrial Single-Tenant Lease - Gross dated June 7, 2002 including the Addendum attached thereto (the “Lease”), whereby Lessor leased to Lessee, and Lessee leased from Lessor, 8731 Prestige Court, Rancho Cucamonga, California consisting of approximately 15,970 rentable square feet (the “Premises”). The capitalized terms used, but not otherwise defined, in this Amendment shall have the same meanings ascribed to them in the Lease.

WHEREAS, the parties now desire to amend the Lease to enter into an early Lease extension (“Lease Extension”), upon the terms and conditions contained herein. All terms in the Original Lease remain in full force and effect and shall be unaffected by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Lease, the parties hereto agree as follows:

AGREEMENT

1.	EXTENSION TERM. The term shall be July 1, 2005 through June 30, 2008.

2.	BASE RENT. The Base Rent during the Extension Term shall be as follows:

MONTH(S)	MONTHLY RENT	APPROXIMATE RENT PSF/MO.
7/1/05-6/30/06	$8,464.00	$.53
7/1/06-6/30/07	$8,720.00	$.546
7/1/07-6/30/08	$8,975.00	$.562

3.	BASE RENTAL ABATEMENT. Tenant shall receive Base Rental Abatement in the form of one-half Base Rent during the first month of the Extension Term.

4.	OPTION TO EXTEND.

(a) Subject to the terms of this Paragraph 4, Landlord hereby grants to Tenant one (1) option (referred to herein as the “Extension Option”) to extend the Term of the Lease for an additional period of three (3) years (referred to herein as an “Option Term”), on the same terms, covenants, and conditions as provided for in the Lease for the initial Term, except that Base Rent during the Option Term shall be at the then fair market rental rate as set forth in this paragraph.

(b) In no event shall the Base Rent in the first month of the Option Term be less than the Base Rent payable in the preceding month of the then Lease Term.

(c) The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no later than the date which is nine (9) months prior to the expiration of the then Term of the Lease.

(d) The Extension Option may be exercised only by the original Tenant or a Permitted Assignee, and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant or a Permitted Assignee. The Extension Option is not assignable separate and apart from this Lease, nor may the Extension Option be separated from this Lease in any manner, either by reservation or otherwise.

(e) Tenant shall have no right to exercise the Extension Option, and Tenant’s delivery of any Extension Notice may be nullified by Landlord and deemed of no force or effect, if Tenant shall be in default under the Lease after the lapse of any applicable cure periods set forth in the Lease as of Tenant’s exercise of the Extension Option or at any time after the exercise of the Extension Option and prior to the commencement of the applicable Option Term.

(f) The term “fair market rental rate” as used in this Paragraph 4 shall mean the annual amount per square foot, projected during the relevant period of time, that a willing, comparable, non-equity tenant (excluding sublease and assignment transactions), would pay, and a willing, comparable landlord of a comparable quality industrial building located within a five (5) mile radius of the Premises measured on a straight line basis (“Comparison Market Area”) would accept, at arm’s length for space of comparable size, quality, ceiling height, loading capabilities, power capacities, and parking ratios as the Premises, taking into account the age, quality and layout of the Premises and also taking into account items that professional real estate brokers customarily consider, such as rental rates, availability, tenant size and other factors typically considered by Landlord or the Landlords of such similar facilities. The fair market rental rate shall account for economic concessions then being offered in the relevant market place but shall be limited in scope to an effective rental figure only.

(g) Within thirty (30) days following Tenant’s due and timely exercise of an Extension Option as provided herein, Landlord shall provide Tenant with written notice of Landlord’s good faith determination of the fair market rental rate for the Premises for the relevant period of time determined by taking into account the matters described in subparagraph (f) above. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. In the event Tenant reasonably objects to the fair market rental rate submitted by Landlord within Tenant’s Review Period, Landlord and Tenant shall attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within ten (10) business days following the expiration of Tenant’s Review Period (the “Outside Agreement Date”), then Landlord and Tenant shall submit their respective good faith determinations of the fair market rental rate for the Premises for the relevant period of time for appraisal in accordance with the provisions below.

(h) Landlord and Tenant shall each appoint one (1) independent appraiser who is by profession a licensed real estate broker who has been active over the five (5) year period ending on the date of such appointment in the leasing of office/industrial space located in the Comparison Market Area. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date. The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria for qualification of the initial two (2) appraisers.

(i) The third appraiser shall determine whether the parties shall use Landlord’s or Tenant’s submitted fair market rental rate, and shall notify Landlord and Tenant thereof. The determination of the third appraiser shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted fair market rental rate is the closest to the actual fair market rental rate for such area as solely determined by the third appraiser, taking into account the requirements specified above. The decision of the third appraiser shall be final and binding upon Landlord and Tenant.

(j) If either Landlord or Tenant fails to appoint an appraiser within the time period specified in subparagraph (h) hereinabove, the appraiser appointed by one of them shall, within fifteen (15) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser, reach a decision based upon the procedures set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted fair market rental rate) and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be final and binding upon Landlord and Tenant.

(k) If the two (2) appraisers selected by Landlord and Tenant fail to agree upon and timely appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association based upon the procedures set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted fair market rental rate).

(l) If the process described in this Paragraph has not resulted in a selection of Landlord’s or Tenant’s fair market rental rate by the commencement of the applicable Extension Option term, then the fair market rental rate estimated by Landlord shall be used until a final decision has been reached by the appropriate appraiser, with an appropriate rental credit and other adjustments for any overpayments of Rent or other amounts if the appropriate appraiser selects Tenant’s estimate of the fair market rental rate.

(m) The cost of the appraisal process (and, if necessary, arbitration) shall be shared by Landlord and Tenant equally.

5.	MISCELLANEOUS.

(a) Effect of Amendment. Except to the extent the Agreement is modified by this Amendment, the terms and conditions of the Agreement shall remain unmodified and in full force and effect. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

(b) Entire Agreement. The Agreement, together with this Amendment, embodies the entire understanding between Seller and Buyer with respect to its subject matter and can be changed only by an Instrument in writing signed by Seller and Buyer.

(c) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

(d) Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute the same Amendment.

(e) Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment as of the day and year first above written.

“Lessor”	WHITE OAK, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

	By:	GW Realty Group, a California general partnership, Member

		By:	/s/ Bryan Bentrott
Bryan Bentrott, Partner

		By:	/s/ Bruce McDonald
Bruce McDonald, Partner

“Lessee”	Basin Water, Inc., a California corporation

	By:	/s/ Peter Jensen
Peter Jensen, CEO and President